EXHIBIT 99.1

EXPLANATION OF RESPONSES
(1)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $33.000 to $33.060, inclusive. The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnote (1).

(2)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $33.100 to $33.450, inclusive.  The reporting person undertakes to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnotes (1) and (2).

(3)	Held directly by Insight SN Holdings, LLC
(4)	Held directly by Insight Venture Partners (Cayman) X, L.P.
(5)	Held directly by Insight Venture Partners (Delaware) X, L.P.
(6)	Held directly by Insight SN Holdings 2, LLC
(7)	The transactions on this Form 4 were made pursuant to a Rule 10b5-1 plan adopted on April 10, 2024.